UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   April 04, 2025

Solitron Devices, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-04978	22-1684144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Sansburys Way, West Palm Beach, Florida	33411
(Address of Principal Executive Offices)	(Zip Code)

(561) 848-4311
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                                 ☐

Item 2.02. Results of Operations and Financial Condition.

Solitron Devices, Inc. (“Solitron” or the “Company”) is providing shareholders an update on preliminary fiscal 2025 results and bookings.

Bookings in the fiscal 2025 fourth quarter were approximately $8.9 million as compared to approximately $2.2 million in the fiscal 2024 fourth quarter. Total bookings in fiscal 2025 were approximately $20.8 million as compared to approximately $12.8 million in fiscal 2024. It should be noted that based on the acquisition of Micro Engineering, Inc. (MEI), total bookings for fiscal 2024 included only two quarters for MEI, whereas total bookings for fiscal 2025 included four quarters for MEI.

Backlog as of February 28, 2025, was approximately $18.1 million as compared to approximately $11.2 million as of February 29, 2024, and $12.3 million as of November 30, 2024. Solitron did not receive any of the end-of-life orders it was quoting.

Preliminary fiscal 2025 fourth quarter revenue was approximately $3.1 million as compared to approximately $4.0 million in the fiscal fourth quarter of 2024. The decline in revenue is primarily due to the company having a lower backlog at the beginning of the fiscal 2025 third quarter as compared to the previous year along with an increased level of rework in the fourth quarter of fiscal 2025. Solitron’s preliminary net income for the fourth quarter of fiscal 2025 is expected to be a loss of approximately $0.1 to $0.2 million due to decreased revenue and a $0.1 million inventory reserve.

Item 7.01. Regulation FD Disclosure.

The disclosure set forth under Item 2.02 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

SOLITRON DEVICES, INC.

April 4, 2025	By:	/s/ Tim Eriksen
Tim Eriksen
Chief Executive Officer